Exhibit 1

TO THE HOLDERS OF
TIERS ASSET-BACKED SECURITIES,
SERIES CHAMT TRUST 1997-7
FIXED RATE NOTES, CLASS A
CUSIP: 871928AR8

Pursuant to Section 9(c) of the Series Trust Indenture dated October 15, 1997 between TIERS Asset-Backed Securities, Series CHAMT Trust 1997-7 and U.S.Bank Trust National Association, formerly First Trust of New York, National Association, as Indenture Trustee, U.S. Bank Trust National Association hereby gives notice with respect to the Distribution occurring on May 15, 2000 (the "Distribution Date") as follows:

(i) The amount of the distribution to holders of the Fixed Rate Notes Class A allocable to principal of and premium, if any, and interest and the amount of aggregate unpaid interest accrued, if any, as of the Distribution Date, expressed as a dollar amount per $1,000 original face amount thereof, were as follows:

                              Fixed  Rate Notes, Class A

Principal                     $4.190039
Premium, if any               $0.00
Interest Paid                 $0.6671485
Interest  Accrued and not     $0.00
paid


(ii) No compensation has been paid to the Administrator or Trustee from Available Funds under the TIERS Asset-Backed Securities, Series CHAMT Trust 1997-7.

(iii) The aggregate stated principal amount of the Chase Credit Card Master Trust Class A Floating Rate Certificates, Series 1996-4 (the "Deposited Assets") is $363,900,000 and the notional amount is the same.

(iv) The Deposited Assets did bare interest at a rate of 6.26% for the period from April 15, 2000 through May 14, 2000.

(v) The Deposited Assets are rated AAA by Standard & Poors and Aaa by Moody's Investors Service.

(vi) The Eligible Investments held by the Issuer as of the Distribution Date were as follows:

      None.

(vii) The PSA Index Rate determined with respect to the Distribution Date by Westdeutsche Landesbank Girozentrale, as Swap Counterparty is 7.12%.

(viii)  The  aggregate   outstanding   principal  balance  of,  Notional  Amount
attributable to and the Current Factor applicable to each class of Securities as of the close of business on the Distribution Date were as follows:

                       Fixed Rate Notes, Class A      Floating Rate
                                                      Certificates Class B

Aggregate Outstanding    $352,980,000.00              $10,920,000
Principal Balance        $352,980,000.00              $10,920,000

Notional Amount          $352,980,000.00              $10,920,000
Current Factor           1.000                        1.00000000



U.S. BANK TRUST NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE



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